Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Apollo Investment Corporation:

We have audited the financial statements of Apollo Investment Corporation (“the Company”) as of March 31, 2017 and 2016 and for each of the three years in the period ended March 31, 2017 and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2017 referred to in our report dated May 18, 2017 appearing in the accompanying registration statement on Form N-2. We have also previously audited the financial statements of the Company as of and for the years ended March 31, 2015, 2014, 2013, 2012, 2011, 2010, 2009 and 2008 (not presented herein) appearing under Item 8 of the Company’s 2015, 2014, 2013, 2012, 2011, 2010, 2009 and 2008 Annual Reports on Form 10-K and we expressed an unqualified opinion on those financial statements. In our opinion, the senior securities table of Apollo Investment Corporation for each of the years ended March 31, 2017, 2016, 2015, 2014, 2013, 2012, 2011, 2010, 2009 and 2008 appearing on pages 112-115 of this Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
March 9, 2018